Exhibit 99.1

News Release

TSX, NYSE-MKT Symbol: NCQ

NovaCopper Announces Election of Directors

May 22, 2014 - Vancouver, British Columbia - NovaCopper Inc. (TSX, NYSE-MKT: NCQ) ("NovaCopper” or "the Company”) is pleased to announce that the shareholders voted in favour of all items of business before the Annual Meeting of the Shareholders held in Vancouver yesterday and that the nominees listed in the management proxy circular for the meeting were elected as directors. Detailed results of the vote for the election of directors are set out below.

Nominee	Votes For	% For	Votes Withheld	% Withheld
Tony S. Giardini	28,361,775	96.23	1,109,987	3.77
Thomas S. Kaplan	28,722,458	97.46	749,470	2.54
Gregory A. Lang	28,104,796	95.36	1,367,132	4.64
Igor Levental	28,030,886	95.11	1,440,876	4.89
Kalidas V. Madhavpeddi	29,021,132	98.47	450,796	1.53
Gerald J. McConnell	28,061,752	95.22	1,410,176	4.78
Clynton R. Nauman	28,437,172	96.49	1,034,590	3.51
Janice Stairs	28,223,613	95.76	1,248,315	4.24
Rick Van Nieuwenhuyse	29,212,134	99.12	259,794	0.88

Detailed results of all items of business are available in the Report of Voting Results filed on SEDAR and Form 8-K filed on EDGAR.

About NovaCopper

NovaCopper Inc. is a base metals exploration company focused on exploring and developing the Ambler mining district in Alaska. It is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper mineralization. Exploration efforts have been focused on two deposits in the Ambler district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within NovaCopper’s land package that spans approximately 143,000 hectares. NovaCopper has an agreement with NANA Regional Corporation, Inc., an Alaskan Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with the local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

More information on the Company, its properties and its management team is available on the Company’s website at www.novacopper.com.

NovaCopper Contact:

Patrick Donnelly

Vice President, Corporate Communications

patrick.donnelly@novacopper.com

604-638-8088 or 1-855-638-8088

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